June 29, 2018

Torchmark Corporation
3700 South Stonebridge Drive
McKinney, Texas 75070

Re:	American Income Life Insurance Company Exempt Employees 401(k) Profit Sharing Plan (the “Plan”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by Torchmark Corporation, a Delaware Corporation (the “Company”), on June 29, 2018, with the Securities and Exchange Commission in connection with the proposed issuance of up to 50,000 shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), pursuant to the terms of the Plan.

We have also examined the Company’s Certificate of Incorporation, By-laws, the Plan, resolutions of the Board of Directors of the Company and such other Company records, instruments, certificates and documents as we considered necessary or appropriate to enable us to express this opinion.

Based upon the foregoing, we are of the opinion that the Common Stock has been duly authorized for issuance and, when issued and delivered in accordance with the Plan, will constitute validly issued, fully paid and nonassessable shares of the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ McAfee & Taft A Professional Corporation